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                            AMRESCO, INC.

            EXHIBIT 11 - COMPUTATION OF PER SHARE EARNINGS

                                                 Three Months Ended      Nine Months Ended
                                                    September 30,           September 30,
                                                   1998         1997         1998         1997
Basic:
 Net income                                      $758,000     $15,336,000   $34,467,000  $36,383,000

 Weighted average common shares outstanding    44,678,175      36,318,936    42,215,166   35,417,398
 Contingently issuable shares                                                    72,965       16,980
 Restricted shares                               (398,658)       (322,544)     (366,832)    (288,793)
   Total                                       44,279,517      35,996,392    41,921,299   35,145,585

   Earnings per share                               $0.02           $0.43         $0.82        $1.04

Diluted:
 Net income                                      $758,000     $15,336,000   $34,467,000  $36,383,000

 Weighted average common shares outstanding    44,678,175      36,318,936    42,215,166   35,417,398
 Contingently issuable shares                                                    72,965       16,980
 Net effect of dilutive stock options based on
 the Treasury stock method using the average
  market price                                    765,022       1,168,540     1,009,117      883,350
   Total                                       45,443,197      37,487,476    43,297,248   36,317,728

   Earnings per share                               $0.02           $0.41         $0.80        $1.00
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